UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2024

NEXT-ChemX Corporation
(Exact name of registrant as specified in its charter)

Nevada	000-56379	32-0446353
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1980 Festival Plaza Drive, Suite 300, Las Vegas, NV	89135
(Address of Principal Executive Offices)	(Zip Code)

(725) 867-0789

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
COMMON	CHMX	OTC

Item 2.06 Material Impairments

On April 26, 2024, Judge Elizabeth Leonard of the Midland County District Court in Midland, Texas entered a Third Turnover Order (the “Turnover Order”) requiring NEXT-ChemX Corporation (the “Company”), a Nevada public company trading as CHMX on the OTC Markets board, to turn over 15,866,096 of its common shares to Sparkie Properties L.L.C. (“Sparkie”) that is managed by Glenn Little who is the appointed receiver of NEXT-ChemX Corporation, a privately held Texas corporation.

This decree was issued despite the fact that neither the privately held NEXT-ChemX Corporation, chartered in Texas, nor the Company itself was ever involved in the underlying lawsuit giving rise to said decree. This order arose from litigation in Sparkie Properties L.L.C. v. NextMetals Limited and Benton Wilcoxon, CV 58242, In the District Court of Midland County, Texas, 238th Judicial District. The shares of the Company owned by NEXT-ChemX Corporation, the privately held Texas corporation were alleged to belong to NextMetals Limited, a defendant in the litigation, rather than the aforementioned closely held Texas private company.

In fact, NextMetals Limited, a Gibraltar corporation defendant in the litigation does own shares in the closely held Texas private company, NEXT-ChemX Corporation, however the order has been issued to seize not the shares in the private Texas company but rather the private Texas company’s assets, the shares in the Company.

The similarity of names between the Company and the private Texas corporation came about in 2021 when the Company adopted the changed its business and adopted the name of its principal shareholder that has contributed the technology currently exploited by the Company in exchange for a controlling share. These facts were ignored by the Court; moreover, when the private Texas Company whose assets were under threat approached the Court to be heard, the Judge refused allow it a hearing and proceeded with the judgement effectively depriving the private Texas company of its asset.

The Turnover Order is not a final order as it is currently on appeal with the Texas Court of Appeals for the 11th District in Eastland, Texas.

When NEXT-ChemX Corporation (Nevada) received notice from its transfer agent, Empire Stock Transfer Inc. (“Empire”) of Henderson, Nevada that, irrespective of the ongoing appeal of the Turnover Order and the fact that the shares covered by the Turnover Order were not the property of Sparkie Properties, L.L.C., Empire nevertheless advised the Company that it intended to issue the shares covered by the Turnover Order, NEXT-ChemX Corporation (Nevada) immediately terminated Empire as its transfer agent. This was done via an email and letter delivered on May 23, 2024, in which Empire acknowledged the receipt.

Although Empire no longer represented NEXT-ChemX Corporation, the Nevada public company, Empire promptly cancelled the shares owned by NEXT-ChemX Corporation, the closely held private corporation and issued 15,866,096 common shares in the public company to Sparkie Properties LLC under the management of Glenn A. Little. NEXT-ChemX Corporation (Nevada) and its attorneys believe the Turnover Order is illegal for reasons stated in its brief timely filed with the Texas Court of Appeals.

NEXT-ChemX Corporation (Nevada) and its lawyers believe that the transfer of the new shares by Empire to Glenn Little constitutes an illegal act and a tortious interference with the Company’s right to do business as a public company. Because Empire was terminated as a transfer agent nearly a week before it issued the new corporate share certificates to Sparkie Properties LLC, the entire transfer of shares was both illegal and unwarranted. The transfer was also done at a time when the legality of the Turnover Order is being considered by the Texas Court of Appeals.

It is the intention of NEXT-ChemX Corporation (Nevada) to have its new transfer company cancel all 15,866,096 common shares issues by Empire to Sparkie Properties LLC. The Company’s bylaws require a supermajority of the board to approve such a material change in the stock profile and position of NEXT-ChemX Corporation (Nevada). This was not done. Moreover, our counsel has opined that the issuance of the shares was illegal as the Turn Over Order was not a final order of the Texas courts.

The actions of Sparkie Properties and its manager, Mr Glenn Little, appear to be an attempt to seize control of the public Company by means of misrepresentation to the Court in the underlying litigation in order to circumvent the normal rules on takeovers and the regulations of the Securities Exchange Commission. The Company will be bringing these circumstances before the SEC in order to prevent and sanction what it believes to be attempt to deprive the shareholders of the Company of their normal rights.

Hence, the Company will, in due course, sue Empire, Mr. Glenn Little, and Sparkie for damages suffered by a public company that was neither sued nor involved in aforementioned litigation. This strategy and intention of the Board of the Company will be supplemented by the filing of formal complaints against Empire and Glenn Little, as well as Sparkie, the company he controls, with both the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Agency.”

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 20, 2024	By:	/s/ J. Michael Johnson
	Name:	J. Michael Johnson
	Title:	President